EXHIBIT 99.1

Tuesday, October 29, 2024

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Third Quarter and First Nine Months

Toano, Va., October 29, 2024—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the holding company for C&F Bank, today reported consolidated net income of $5.4 million for the third quarter of 2024, compared to $5.8 million for the third quarter of 2023. The Corporation reported consolidated net income of $13.9 million for the first nine months of 2024, compared to $18.7 million for the first nine months of 2023. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended		For the Nine Months Ended
Consolidated Financial Highlights (unaudited)	9/30/2024	9/30/2023	9/30/2024	9/30/2023
Consolidated net income (000's)	$5,420	$5,777	$13,889	$18,658

Earnings per share - basic and diluted	$1.65	$1.71	$4.15	$5.41

Annualized return on average equity	9.74%	11.28%	8.47%	12.22%
Annualized return on average tangible common equity[1]	11.16%	13.19%	9.74%	14.18%
Annualized return on average assets	0.86%	0.96%	0.75%	1.04%

________________________

1 For more information about these non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“We are pleased with our results from the third quarter,” commented Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. “Both loans and deposits demonstrated solid growth, and the community banking segment showed increased earnings when compared to the previous quarter. Despite market and industry challenges, the consumer finance and mortgage banking segments remained profitable. Our net interest margin was relatively flat when compared to the second quarter, which was expected, and asset quality, liquidity and capital all remain strong.”

Key highlights for the third quarter and first nine months of 2024 are as follows.

●	Community banking segment loans grew $158.5 million, or 16.6 percent annualized, and $185.6 million, or 14.9 percent, compared to December 31, 2023 and September 30, 2023, respectively;
●	Consumer finance segment loans grew $8.8 million, or 2.5 percent annualized, and $6.1 million, or 1.3 percent, compared to December 31, 2023 and September 30, 2023, respectively;
●	Deposits increased $69.8 million, or 4.5 percent annualized, and $107.5 million, or 5.3 percent, compared to December 31, 2023 and September 30, 2023, respectively;
●	Consolidated annualized net interest margin was 4.13 percent for the third quarter of 2024 compared to 4.29 percent for the third quarter of 2023 and 4.12 percent in the second quarter of 2024;
●	The community banking segment recorded provision for credit losses of $700,000 and $1.7 million for the third quarter and first nine months of 2024, respectively, compared to $500,000 and $1.6 million for the same periods in 2023;

●	The consumer finance segment recorded provision for credit losses of $3.0 million and $8.1 million for the third quarter and first nine months of 2024, respectively, compared to $1.6 million and $4.3 million for the same periods in 2023;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 2.36 percent of average total loans for the first nine months of 2024, compared to 1.75 percent for the first nine months of 2023;
●	Mortgage banking segment loan originations were $157.0 million for the third quarter of 2024, an increase of $27.3 million, or 21.1 percent, and an increase of $11.0 million, or 7.5 percent, compared to the third quarter of 2023 and the second quarter of 2024, respectively;
●	During the third quarter of 2024, the community banking segment opened a new retail banking branch in Colonial Heights, Virginia and announced the closure of its Hampton, Virginia branch in the fourth quarter of 2024.

Community Banking Segment.  The community banking segment reported net income of $5.3 million and $13.9 million for the third quarter and first nine months of 2024, respectively, compared to $5.7 million and $17.7 million for the same periods in 2023. The decreases in community banking segment net income were due primarily to:

●	higher interest expense due primarily to higher rates on deposits and higher balances of interest-bearing deposits, partially offset by lower balances of borrowings;
●	higher salaries and employee benefits expense for the first nine months of 2024, as compared to the same period in 2023, which have generally increased in line with market conditions. Salaries and employee benefits expense decreased to $8.9 million for the three months ended September 30, 2024, compared to $9.1 million and $9.4 million for the three months ended June 30, 2024 and March 31, 2024, respectively, due primarily to a reduction in headcount through attrition;
●	higher occupancy expense related to branch network improvements, including the relocation of a branch and the opening of a new branch; and
●	higher data processing and consulting costs related to investments in operational technology to improve resilience, efficiency and customer experience;

partially offset by:

●	higher interest income resulting from the effects of higher interest rates on asset yields and higher average balances of loans, offset in part by lower average balances of securities; and
●	higher wealth management services income as assets under management increased 19.0 percent for the first nine months of 2024, as compared to the same period in 2023.

Average loans increased $186.5 million, or 15.2 percent, for the third quarter of 2024 and increased $158.4 million, or 13.2 percent, for the first nine months of 2024, compared to the same periods in 2023, due primarily to growth in the construction, commercial real estate, and residential mortgage segments of the loan portfolio. Average deposits increased $135.8 million, or 6.8 percent, for the third quarter of 2024 and increased $101.2 million, or 5.1 percent, for the first nine months of 2024, compared to the same periods in 2023, due primarily to higher balance of time deposits, partially offset by decreases in savings and interest-bearing demand deposits and noninterest-bearing demand deposits.

Average loan yields and average costs of interest-bearing deposits were higher for the third quarter and first nine months of 2024, compared to the same periods of 2023, due primarily to the effects of the higher interest rate environment.

The community banking segment’s nonaccrual loans were $628,000 at September 30, 2024 compared to $406,000 at December 31, 2023. The community banking segment recorded provision for credit losses of $700,000 and $1.7 million for the third quarter and first nine months of 2024, respectively, compared to $500,000 and $1.6 million for the same periods of 2023. At September 30, 2024, the allowance for credit losses increased to $17.5 million, compared to $16.1 million at December 31, 2023. The allowance for credit losses as a percentage of total loans decreased to 1.22 percent at September 30, 2024 from 1.26 percent at December 31, 2023. The increases in provision and allowance for credit losses are due primarily to growth in the loan portfolio. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $351,000 for the third quarter of 2024, compared to a net loss of $5,000 for the same period of 2023, due primarily to:

●	higher gains on sales of loans due to higher volume of mortgage loan originations; and
●	higher mortgage banking fee income;

partially offset by:

●	higher variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits, and data processing expenses.

The mortgage banking segment reported net income of $1.0 million for the first nine months of 2024, compared to $568,000 for the same period of 2023, due primarily to:

●	lower variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits, as well as mortgage banking loan processing expenses and data processing expenses;
●	lower occupancy expense due to an effort to reduce overhead costs;
●	higher mortgage banking fee income; and
●	relatively unchanged gains on sales of loans and mortgage loan production volume;

partially offset by:

●	lower mortgage lender services income due lower mortgage loan production volume across the industry.

The sustained elevated level of mortgage interest rates, combined with higher home prices and lower levels of inventory, has led to a level of mortgage loan originations in 2024 and 2023 for the industry that is lower than recent historical averages. Mortgage loan originations for the mortgage banking segment were $157.0 million for the third quarter of 2024, comprised of $15.0 million refinancings and $142.0 million home purchases, compared to $129.7 million, comprised of $11.9 million refinancings and $117.8 million home purchases, for the same period in 2023. Mortgage loan originations for the mortgage banking segment were $397.3 million for the first nine months of 2024, comprised of $34.3 million refinancings and $363.0 million home purchases, compared to $400.6 million, comprised of $40.2 million refinancings and $360.4 million home purchases, for the same period in 2023. Mortgage loan originations in the third quarter of 2024 increased $11.0 million compared to the second quarter of 2024 due in part to normal industry seasonal fluctuations. Mortgage loan segment originations include originations of loans sold to the community banking segment, at prices similar to those paid by third-party investors. These transactions are eliminated to reach consolidated totals.

During the third quarter and first nine months of 2024, the mortgage banking segment recorded a reversal of provision for indemnification losses of $100,000 and $375,000, respectively, compared to a reversal of provision for indemnification losses of $200,000 and $435,000 in the same periods of 2023. The mortgage banking segment increased reserves for indemnification losses during 2020 based on widespread forbearance on mortgage loans and economic uncertainty related to the COVID-19 pandemic. The release of indemnification reserves in 2024 and 2023 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance, lower volume of mortgage loan originations in recent years and other factors affecting expected losses on mortgage loans sold in the secondary market, such as time since origination. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $311,000 and $1.1 million for the third quarter and first nine months of 2024, respectively, compared to net income of $682,000 and $2.3 million for the same periods in 2023. The decreases in consumer finance segment net income were due primarily to:

●	higher provision for credit losses due primarily to increased net charge-offs and loan growth; and
●	higher interest expense on variable rate borrowings from the community banking segment as a result of higher interest rates and higher balances of borrowings;

partially offset by:

●	higher interest income resulting from the effects of higher interest rates on loan yields and higher average balances of loans;
●	lower salaries and employee benefits expense due to an effort to reduce overhead costs; and
●	lower loan recovery expense related to growth in loans with stronger credit quality and efficiency initiatives within the collections department.

Average loans increased $8.3 million, or 1.8 percent, for the third quarter of 2024 and increased $3.0 million, or less than one percent, for the first nine months of 2024, compared to the same periods in 2023. The consumer finance segment experienced net charge-offs at an annualized rate of 2.36 percent of average total loans for the first nine months of 2024, compared to 1.75 percent for the first nine months of 2023, due primarily to an increase in the number of delinquent loans and repossessions and a higher average charge-off per unit as a result of larger loan amounts due to higher automobile values during 2020 and 2021 and a decline in wholesale values of used automobiles since then. At September 30, 2024, total delinquent loans as a percentage of total loans was 3.49 percent, compared to 4.09 percent at December 31, 2023, 3.30 percent at September 30, 2023, and 3.51 percent at June 30, 2024. Delinquency and loss rates have generally returned to pre-pandemic levels due to the passage of time since the expiration of stimulus and enhanced unemployment benefits that benefitted borrowers.

The consumer finance segment, at times, offers payment deferrals as a portfolio management technique to achieve higher ultimate cash collections on select loan accounts. A significant reliance on deferrals as a means of managing collections may result in a lengthening of the loss confirmation period, which would increase expectations of credit losses inherent in the portfolio. The average amounts deferred on a monthly basis during the third quarter and first nine months of 2024 were 1.91 percent and 1.70 percent of average automobile loans outstanding compared to 2.20 percent and 1.83 percent during the same periods during 2023. The allowance for credit losses was $23.2 million at September 30, 2024 and $23.6 million at December 31, 2023. The allowance for credit losses as a percentage of total loans decreased to 4.87 percent at September 30, 2024 from 5.03 percent at December 31, 2023, primarily as a result of growth in loans with stronger credit quality while balances of loans with lower credit quality declined. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in further elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of  September 30, 2024, the Corporation’s uninsured deposits were approximately $607.6 million, or 28.5 percent of total deposits. Excluding intercompany cash holdings and municipal deposits, which are secured with pledged securities, amounts uninsured were approximately $455.6 million, or 21.3 percent of total deposits as of September 30, 2024. The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $287.4 million and borrowing availability was $583.8 million as of September 30, 2024, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $415.6 million as of September 30, 2024.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home loan Bank of Atlanta (FHLB) may be used to fund the Corporation’s day-to-day operations. Short-term borrowings also include securities sold under agreements to repurchase.  Total borrowings increased to $142.3 million at September 30, 2024 from $109.5 million at December 31, 2023 due primarily to higher borrowings from the FHLB. Borrowings decreased $4.7 million from $147.0 million at September 30, 2023.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends.  The Corporation declared a quarterly cash dividend for the third quarter of 2024 of $0.44 per share, which was paid on October 1, 2024. This dividend represents a payout ratio of 26.7 percent of earnings per share for the third quarter of 2024.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $10.4 million at September 30, 2024, compared to December 31, 2023, due primarily to net income and lower unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income, partially offset by share repurchases and dividends paid on the Corporation’s common stock. The Corporation’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of rising market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale decreased to $17.2 million at September 30, 2024 compared to $25.0 million at December 31, 2023 due primarily to fluctuations in market interest rates of debt securities.

As of September 30, 2024, the most recent notification from the FDIC categorized the C&F Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at September 30, 2024, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at September 30, 2024. For additional information, see “Capital Ratios” below.  The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses became realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

In December 2023, the Board of Directors authorized a program, effective January 1, 2024, to repurchase up to $10.0 million of the Corporation’s common stock through December 31, 2024. During the third quarter and first nine months of 2024, the Corporation repurchased 60,520 shares, or $3.2 million, and 149,594 shares, or $7.3 million, of its common stock under this share repurchase program, respectively.

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $61.78 per share on October 28, 2024.  At September 30, 2024, the book value per share of the Corporation was $70.29 and the tangible book value per share was $62.13.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 32 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, North Carolina, and West Virginia. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted return on average equity, adjusted return on average assets, return on average tangible common equity (ROTCE), adjusted ROTCE, tangible book value per share, price to tangible book value ratio, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quote and statements regarding future interest rates and conditions in the Corporation’s industries and markets, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, expected trends in yields on loans, expected future recovery of investments in debt securities, future dividend payments, deposit trends, charge-offs and delinquencies, changes in cost of funds and net interest margin and items affecting net interest margin, strategic business initiatives and the anticipated effects thereof, changes in interest rates and the effects thereof on net interest income, mortgage loan originations, expectations regarding C&F Bank’s regulatory risk-based capital requirement levels, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for credit losses and the level of future charge-offs, market interest rates and housing inventory and resulting effects in mortgage loan origination volume, sources of liquidity, adequacy of the reserve for indemnification losses related to loans sold in the secondary market, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, increases in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth
●	general market conditions, including disruptions due to pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflicts between Russia and Ukraine and in the Middle East) or other major events, or the prospect of these events
●	average loan yields and average costs of interest-bearing deposits
●	financial services industry conditions, including bank failures or concerns involving liquidity
●	labor market conditions, including attracting, hiring, training, motivating and retaining qualified employees
●	the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market area
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products

●	deposit flows
●	the strength of the Corporation’s counterparties
●	the availability of lines of credit from the FHLB and other counterparties
●	the soundness of other financial institutions and any indirect exposure related to the closing of other financial institutions and their impact on the broader market through other customers, suppliers and partners, or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Corporation has commercial or deposit relationships
●	competition from both banks and non-banks, including competition in the non-prime automobile finance markets and marine and recreational vehicle finance markets
●	services provided by, or the level of the Corporation’s reliance upon third parties for key services
●	the commercial and residential real estate markets, including changes in property values
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansions and consolidations plans
●	cyber threats, attacks or events
●	C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections by the Corporation thereunder

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	9/30/2024	12/31/2023	9/30/2023
Interest-bearing deposits in other banks	$32,507	$58,777	$53,407
Investment securities - available for sale, at fair value	409,045	462,444	460,653
Loans held for sale, at fair value	44,677	14,176	25,469
Loans, net:
Community Banking segment	1,414,576	1,257,557	1,230,694
Consumer Finance segment	454,062	444,931	446,787
Total assets	2,550,904	2,438,498	2,421,705
Deposits	2,135,891	2,066,130	2,028,429
Repurchase agreements	28,643	30,705	28,660
Other borrowings	113,683	78,834	118,388
Total equity	227,958	217,516	200,380

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/2024	9/30/2023	9/30/2024	9/30/2023
Interest income	$36,131	$31,686	$103,151	$91,729
Interest expense	11,442	7,224	31,476	17,964
Provision for credit losses:
Community Banking segment	700	500	1,650	1,550
Consumer Finance segment	3,000	1,550	8,100	4,250
Noninterest income:
Gains on sales of loans	1,825	1,220	4,814	4,930
Other	6,947	4,994	18,774	16,882
Noninterest expenses:
Salaries and employee benefits	13,921	12,921	41,625	40,841
Other	9,170	8,605	26,989	25,969
Income tax expense	1,250	1,323	3,010	4,309
Net income	5,420	5,777	13,889	18,658

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	33,070	28,423	94,166	81,999
Interest income on securities-FTE	2,958	3,134	9,033	9,589
Total interest income-FTE	36,417	31,936	104,010	92,424
Net interest income-FTE	24,975	24,712	72,534	74,460

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Quarter Ended
	9/30/2024			9/30/2023
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$318,834	$1,828	2.29%	$414,036	$2,207	2.13%
Tax-exempt	119,253	1,130	3.79	110,182	927	3.37
Total securities	438,087	2,958	2.70	524,218	3,134	2.39
Loans:
Community banking segment	1,411,337	19,797	5.58	1,224,791	15,887	5.15
Mortgage banking segment	40,232	597	5.90	30,210	517	6.79
Consumer finance segment	481,124	12,676	10.48	472,811	12,019	10.09
Total loans	1,932,693	33,070	6.81	1,727,812	28,423	6.53
Interest-bearing deposits in other banks	38,756	389	3.99	38,507	379	3.90
Total earning assets	2,409,536	36,417	6.02	2,290,537	31,936	5.54
Allowance for credit losses	(40,879)			(41,014)
Total non-earning assets	158,063			151,070
Total assets	$2,526,720			$2,400,593

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$323,019	540	0.67	$341,707	505	0.59
Money market deposit accounts	293,789	1,104	1.49	304,309	782	1.02
Savings accounts	178,417	23	0.05	204,042	29	0.06
Certificates of deposit	801,669	8,524	4.23	571,499	4,316	3.00
Total interest-bearing deposits	1,596,894	10,191	2.54	1,421,557	5,632	1.57
Borrowings:
Repurchase agreements	27,207	117	1.72	29,440	95	1.29
Other borrowings	93,961	1,134	4.83	122,250	1,497	4.90
Total borrowings	121,168	1,251	4.13	151,690	1,592	4.20
Total interest-bearing liabilities	1,718,062	11,442	2.65	1,573,247	7,224	1.83
Noninterest-bearing demand deposits	537,796			577,382
Other liabilities	48,330			45,124
Total liabilities	2,304,188			2,195,753
Equity	222,532			204,840
Total liabilities and equity	$2,526,720			$2,400,593
Net interest income		$24,975			$24,712
Interest rate spread			3.37%			3.71%
Interest expense to average earning assets			1.89%			1.25%
Net interest margin			4.13%			4.29%

	For the Nine Months Ended
	9/30/2024			9/30/2023
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$340,297	$5,665	2.22%	$441,204	$7,017	2.12%
Tax-exempt	119,931	3,368	3.74	104,549	2,572	3.28
Total securities	460,228	9,033	2.62	545,753	9,589	2.34
Loans:
Community banking segment	1,357,962	55,671	5.48	1,199,560	45,375	5.06
Mortgage banking segment	30,759	1,411	6.13	26,713	1,312	6.57
Consumer finance segment	477,768	37,084	10.37	474,738	35,312	9.94
Total loans	1,866,489	94,166	6.74	1,701,011	81,999	6.45
Interest-bearing deposits in other banks	30,197	811	3.59	33,072	836	3.38
Total earning assets	2,356,914	104,010	5.89	2,279,836	92,424	5.42
Allowance for loan losses	(40,670)			(41,192)
Total non-earning assets	155,935			150,826
Total assets	$2,472,179			$2,389,470

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$326,540	1,569	0.64	$359,157	1,578	0.59
Money market deposit accounts	295,257	3,177	1.44	323,630	2,121	0.88
Savings accounts	181,880	85	0.06	213,940	91	0.06
Certificates of deposit	753,114	23,140	4.10	509,424	9,447	2.48
Total interest-bearing deposits	1,556,791	27,971	2.40	1,406,151	13,237	1.26
Borrowings:
Repurchase agreements	26,774	325	1.62	32,048	273	1.14
Other borrowings	91,024	3,180	4.66	122,984	4,454	4.83
Total borrowings	117,798	3,505	3.97	155,032	4,727	4.07
Total interest-bearing liabilities	1,674,589	31,476	2.51	1,561,183	17,964	1.54
Noninterest-bearing demand deposits	533,113			582,573
Other liabilities	45,835			42,108
Total liabilities	2,253,537			2,185,864
Equity	218,642			203,606
Total liabilities and equity	$2,472,179			$2,389,470
Net interest income		$72,534			$74,460
Interest rate spread			3.38%			3.88%
Interest expense to average earning assets			1.78%			1.05%
Net interest margin			4.11%			4.37%

	9/30/2024
Funding Sources	Capacity	Outstanding	Available
Unsecured federal funds agreements	$75,000	$—	$75,000
Borrowings from FHLB	254,445	60,000	194,445
Borrowings from Federal Reserve Bank	314,385	—	314,385
Total	$643,830	$60,000	$583,830

Asset Quality	9/30/2024	12/31/2023
Community Banking
Total loans	$1,432,109	$1,273,629
Nonaccrual loans	$628	$406

Allowance for credit losses (ACL)	$17,533	$16,072
Nonaccrual loans to total loans	0.04%	0.03%
ACL to total loans	1.22%	1.26%
ACL to nonaccrual loans	2,791.88%	3,958.62%
Annualized year-to-date net charge-offs to average loans	0.01%	0.01%

Consumer Finance
Total loans	$477,300	$468,510
Nonaccrual loans	$1,101	$892
Repossessed assets	$522	$646
ACL	$23,238	$23,579
Nonaccrual loans to total loans	0.23%	0.19%
ACL to total loans	4.87%	5.03%
ACL to nonaccrual loans	2,110.63%	2,643.39%
Annualized year-to-date net charge-offs to average loans	2.36%	1.99%

	For The		For The
	Quarter Ended		Nine Months Ended
Other Performance Data	9/30/2024	9/30/2023	9/30/2024	9/30/2023
Net Income (Loss):
Community Banking	$5,337	$5,685	$13,920	$17,742
Mortgage Banking	351	(5)	1,021	568
Consumer Finance	311	682	1,142	2,261
Other[1]	(579)	(585)	(2,194)	(1,913)
Total	$5,420	$5,777	$13,889	$18,658

Net income attributable to C&F Financial Corporation	$5,389	$5,789	$13,797	$18,536

Earnings per share - basic and diluted	$1.65	$1.71	$4.15	$5.41
Weighted average shares outstanding - basic and diluted	3,258,420	3,391,624	3,323,942	3,426,845

Annualized return on average assets	0.86%	0.96%	0.75%	1.04%
Annualized return on average equity	9.74%	11.28%	8.47%	12.22%
Annualized return on average tangible common equity[2]	11.16%	13.19%	9.74%	14.18%
Dividends declared per share	$0.44	$0.44	$1.32	$1.32

Mortgage loan originations - Mortgage Banking	$156,968	$129,658	$397,324	$400,559
Mortgage loans sold - Mortgage Banking	146,143	140,214	367,449	389,465

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	9/30/2024	12/31/2023
Market value per share	$58.35	$68.19
Book value per share	$70.29	$64.28
Price to book value ratio	0.83	1.06
Tangible book value per share[1]	$62.13	$56.40
Price to tangible book value ratio[1]	0.94	1.21
Price to earnings ratio (ttm)	10.30	9.87

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	9/30/2024	12/31/2023	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	13.8%	14.8%	8.0%
Tier 1 risk-based capital ratio	11.6%	12.6%	6.0%
Common equity tier 1 capital ratio	10.5%	11.3%	4.5%
Tier 1 leverage ratio	9.8%	10.1%	4.0%

C&F Bank[2]
Total risk-based capital ratio	13.4%	14.1%	8.0%
Tier 1 risk-based capital ratio	12.1%	12.9%	6.0%
Common equity tier 1 capital ratio	12.1%	12.9%	4.5%
Tier 1 leverage ratio	10.1%	10.3%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at September 30, 2024 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2023 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Nine Months Ended
	9/30/2024	9/30/2023	9/30/2024	9/30/2023
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$222,532	$204,840	$218,642	$203,606
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,242)	(1,507)	(1,303)	(1,572)
Average noncontrolling interest	(573)	(484)	(670)	(668)
Average tangible common equity	$195,526	$177,658	$191,478	$176,175

Net income	$5,420	$5,777	$13,889	$18,658
Amortization of intangibles	65	69	195	205
Net (income) loss attributable to noncontrolling interest	(31)	12	(92)	(122)
Net tangible income attributable to C&F Financial Corporation	$5,454	$5,858	$13,992	$18,741

Annualized return on average equity, as reported	9.74%	11.28%	8.47%	12.22%
Annualized return on average tangible common equity	11.16%	13.19%	9.74%	14.18%

	For The Quarter Ended		For The Nine Months Ended
	9/30/2024	9/30/2023	9/30/2024	9/30/2023
Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$33,021	$28,369	$94,014	$81,845
FTE adjustment	49	54	152	154
FTE interest income on loans	$33,070	$28,423	$94,166	$81,999

Interest income on securities	$2,721	$2,938	$8,326	$9,048
FTE adjustment	237	196	707	541
FTE interest income on securities	$2,958	$3,134	$9,033	$9,589

Total interest income	$36,131	$31,686	$103,151	$91,729
FTE adjustment	286	250	859	695
FTE interest income	$36,417	$31,936	$104,010	$92,424

Net interest income	$24,689	$24,462	$71,675	$73,765
FTE adjustment	286	250	859	695
FTE net interest income	$24,975	$24,712	$72,534	$74,460

____________________

1	Assuming a tax rate of 21%.

	9/30/2024	12/31/2023
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$227,340	$216,878
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,211)	(1,407)
Tangible equity attributable to C&F Financial Corporation	$200,938	$190,280

Shares outstanding	3,234,363	3,374,098

Book value per share	$70.29	$64.28
Tangible book value per share	$62.13	$56.40